EXHIBIT 10.39


                           RESTRICTED STOCK AGREEMENT

      THIS AGREEMENT is entered into and effective as of this 17th day of August, 1998 (the "Date of Grant"), by and between LifeRate Systems, Inc. (the "Company") and William W. Chorske (the "Grantee").

      A. The Company and the Grantee have entered into an agreement, dated the date hereof, providing for the discharge of certain obligations of the Company to the Grantee pursuant to Section 5(c) of the Employment Agreement, dated April 26, 1996, between the Company and the Grantee.

      B. Such agreement provides that the Company and the Grantee shall enter into this Agreement.

      Accordingly, the parties agree as follows:

1. Grant of Restricted Shares.

      The Company hereby grants to the Grantee Two Hundred Thousand (200,000) restricted shares (the "Restricted Shares") of the Company's common stock, no par value (the "Common Stock"), according to the terms and subject to the restrictions and conditions hereinafter set forth. Reference to the Restricted Shares in this Agreement will be deemed to include the Dividend Proceeds (as defined in Section 3.3 of this Agreement).

2. Grant Restriction.

      2.1 Restriction and Forfeiture. The Grantee's right to retain the Restricted Shares will be subject to the Company achieving any of the milestone events set forth in Sections 2.2 and 2.3 (the "Milestones") within five (5) years of the date of this Agreement. If the Company does not achieve any of the Milestones within such five-year period all of the Restricted Shares shall be automatically forfeited and returned to the Company.

      2.2 Listing on Exchange or Nasdaq. If the Common Stock of the Company becomes listed, admitted to unlisted trading privileges or reported on any national securities exchange, the Nasdaq National Market or the Nasdaq Small Cap Market within five (5) years of the date of this Agreement, all Restricted Shares will become immediately fully vested and non-forfeitable.

      2.3 Change in Control. If a Change in Control (as defined below) of the Company occurs within five (5) years of the date of this Agreement, all Restricted Shares will become immediately fully vested and non-forfeitable. For purposes of this Agreement, a "Change in Control" is any of the following:

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            (a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any person;

            (b) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing (i) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors, or (ii) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

            (c) any person becomes after the effective date of this Agreement the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20% or more, but not 50% or more, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (ii) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

            (d) the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors of the Company (the "Board"); or

            (e) a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

      2.4 Incumbent Directors. For purposes of this Section 2, the Incumbent Directors will mean any individuals who are members of the Board on the effective date of this Agreement, any individual who is elected to the Board pursuant to the Securities Purchase Agreement, dated as of November 14, 1997, among the Company and the investors named therein, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors then in office (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

      2.5 Special Situations Fund. Notwithstanding any other provision of this Agreement, if Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. or Special Situations Cayman Fund, L.P. (collectively, "Special Situations Fund") is or becomes, individually or collectively,

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in one or more transactions, the "beneficial owner", of any of the Company's securities, such ownership, regardless of the percentage of the Company's combined voting power owned or controlled, shall not constitute a "Change in Control", whether or not the issuance of such securities by the Company to Special Situations Fund would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act.

3. Issuance of Restricted Shares.

      3.1 Privileges of a Shareholder; Transferability. As soon as practicable after the execution and delivery of this Agreement, the Grantee will be recorded on the books of the Company as the owner of the Restricted Shares, and the Company will issue one or more duly issued and executed stock certificates evidencing the Restricted Shares. The Grantee will have all voting, dividend, liquidation and other rights with respect to the Restricted Shares in accordance with their terms upon becoming the holder of record of such Restricted Shares; provided, however, that prior to achievement of either of the Milestones, the Restricted Shares will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Restricted Shares other than in accordance with this Agreement will be null and void.

      3.2 Enforcement of Restrictions. To enforce the Restrictions imposed by this Agreement, the Comp may place a legend on the stock certificates referring to the restrictions and/or the Milestones and may require the Grantee, until either of the Milestones has been achieved, to keep the stock certificates evidencing the Restricted Shares, together with duly endorsed stock powers, in the custody of the Company or its transfer agent or to maintain evidence of stock ownership of the Restricted Shares, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company's transfer agent.

      3.3 Dividends and Other Distributions. Any dividends or distributions (other than regular quarterly cash dividends) paid with respect to Restricted Shares prior to achievement of either of the Milestones ("Dividend Proceeds") will be subject to the same restrictions as the Restricted Shares to which such or distributions relate.

4. Withholding Taxes.

      The Company may require the Grantee promptly to pay all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the receipt of the Restricted Shares, the receipt of dividends or distributions on Restricted Shares, or the lapse or termination of the restrictions applicable to Restricted Shares. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

5. Adjustments.

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      In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Board (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Agreement.

6. Miscellaneous.

      6.1 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

      6.2 Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

      6.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of the Restricted Shares and supersede all prior agreements, arrangements, plans and understandings relating to the grant and vesting of the Restricted Shares.

      6.4 Amendment and Waiver. This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

      The parties hereto have executed this Agreement effective the day and year first above written.

                                          LIFERATE SYSTEMS, INC.

                                          By    /s/ David J. Chinsky
                                             -----------------------------
                                          Its   President
                                             -----------------------------


                                          GRANTEE

                                                /s/ William W. Chorske
                                          --------------------------------
                                          WILLIAM W. CHORSKE